Exhibit 99.01

Press Release
www.shire.com

Transaction in Own Shares

October 30, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), announces that in accordance with the authority granted by shareholders at the Company's Annual General Meeting on April 24, 2012 it purchased 64,699 of its ordinary shares of 5 pence each on October 30, 2012.  The highest and lowest price paid for these shares was 1761.00 pence per share and 1730.00 pence per share respectively.

The purchased shares will be held as treasury shares. Following the above purchase, the Company holds 228,699 shares as treasury shares, and has 562,309,659 shares in issue (excluding treasury shares)..

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX